As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-220039

Registration No. 333-189778

Registration No. 333-127361

Registration No. 033-52761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-220039

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-189778

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-127361

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 033-52761

UNDER

THE SECURITIES ACT OF 1933

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	I-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Greenway Plaza Suite 600 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

(832) 615-8600

(Registrant’s telephone number, including area code)

Buckeye Partners, L.P. 2013 Long-Term Incentive Plan

Unit Option and Distribution Equivalent Plan

(Full title of the plan)

Todd J. Russo

Senior Vice President, General Counsel and Secretary

One Greenway Plaza

Suite 600 Houston, Texas 77046

Telephone: (832) 615-8600

(Telephone number, including area code, of agent for service)

Copies of communications to:

Jason Webber

Chang-Do Gong

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: (212) 819-8230

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐

Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Buckeye Partners, L.P., a Delaware limited partnership (the “Registrant”), is filing these post-effective amendments to the following Registration Statements on Form S-8 (collectively, the “Registration Statements” and, such post-effective amendments, the “Post-Effective Amendments”) to deregister all units representing limited partner interests (“Limited Partner Units”) of the Registrant that had been registered but remain unsold or otherwise unissued under such Registration Statements as of the date hereof:

•

Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (“SEC”) on August 18, 2017 registering 1,000,000 Limited Partner Units, which were reserved for issuance under the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan (File No. 333-220039);

•

Registration Statement on Form S-8 filed with the SEC on July 2, 2013 registering 4,083,404 Limited Partner Units, which were reserved for issuance under the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan (File No. 333-189778);

•

Registration Statement on Form S-8 filed with the SEC on August 9, 2005, registering 680,000 Limited Partner Units, which were reserved for issuance under the Buckeye Partners, L.P. Unit Option and Distribution Equivalent Plan (File No. 333-127361); and

•

Registration Statement on Form S-8 filed with the SEC on March 21, 1994, registering 360,000 Limited Partner Units, which were reserved for issuance under the Buckeye Partners, L.P. Unit Option and Distribution Equivalent Plan (File No. 033-52761).

On May 10, 2019, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), and Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Buckeye Pipeline Services Company, a Pennsylvania corporation, and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Registrant, pursuant to which Merger Sub has merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Parent. The Merger became effective on November 1, 2019.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offerings, hereby removes from registration any and all securities registered but not sold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of November, 2019.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC, its General Partner

/s/ Todd J. Russo
	Name:	Todd J. Russo
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.